Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES RENEWAL OF $100 MILLION CREDIT FACILITY

LAS VEGAS, Nevada, April 18, 2017 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that on April 17, 2017 it renewed its two-year revolving credit agreement with the Fortress group of companies.

Loans under the renewed credit agreement will be secured by automobile receivables that CPS now holds, will originate directly, or will purchase from dealers in the future. CPS may borrow on a revolving basis through April 17, 2019, after which CPS will have the option to repay the outstanding loans in full or to allow them to amortize through April 17, 2021.

“We are pleased for this opportunity to continue to do business with Fortress, with whom we have enjoyed a long and mutually beneficial relationship,” said Charles E. Bradley, Jr., President and Chief Executive Officer. “With this renewal we continue to maintain our strategy of having three $100 million warehouse lines with multi-year revolving commitments followed by amortization periods.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's expectation that the revolving period will extend for two years, and that an amortization period may follow. The revolving credit agreement renewed on April 17, 2017 provides for both a revolving period and an amortization period to follow, but it is possible that the Company may suffer certain defaults or events of default that would terminate the revolving period or result in acceleration of maturity of the credit extended. In general, such defaults or events of default would result from losses that the Company might incur in the future. In turn, such losses might result from poor performance of receivables acquired or to be acquired by the Company, from increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; from changes in government regulations affecting consumer credit; or from adverse economic conditions, either generally or in geographic areas in which the Company's business is concentrated

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777